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                                                               Exhibit No. 99(a)


                   ADVO ANNOUNCES NEW STOCK REPURCHASE PROGRAM


Windsor, CT. -- September 8, 1998 -- ADVO, Inc. (NYSE: AD) today announced a new stock repurchase program for up to 1 million shares through September 25, 1999. This new program includes the approximate 442,000 shares remaining from its previous buyback program.

ADVO had previously purchased 2,758,000 shares of the total 3,200,000 shares authorized. In conjunction with this repurchase program was the purchase on September 29, 1997 of 1,936,098 shares from Warburg, Pincus Capital Partners, L.P. due to the termination of a limited partnership fund. Subsequent to the September 29th transaction, ADVO has purchased approximately 613,300 shares of its common stock.

Robert "Kam" Kamerschen, ADVO's Chairman and Chief Executive Officer, said: "We are pleased with the new stock buyback authorization. This action affords us the increased capability to capitalize on the buying opportunity created by our currently undervalued share price."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides customized Microtargeting-Registered Trademark- solutions at an affordable price for its clients' print advertising needs. The Company's Mailbox Values-Registered Trademark- branded shared mail program is distributed nationally to approximately 60 million households weekly. An additional 20 million households can be reached on a shared mail basis through ADVO's National Network Extension (ANNE). ADVO has 19 mail processing facilities and 65 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

CONTACT:


Julie Abraham
Vice President - Financial Planning & Investor Relations
(860)  285-6391